UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 23, 2008

Date of Report (Date of earliest event reported)

Captaris, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

301 116th Avenue SE, Suite 400

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2008, the Board of Directors (the “Board”) of Captaris, Inc. (the “Company”) adopted the Captaris, Inc. Management Incentive Retention Plan (the “Plan”), effective on April 23, 2008 (the “Effective Date”). The Board approved the Plan upon the recommendation of the special committee of independent directors that was established by the Board in March, 2008 to evaluate strategic alternatives to further enhance shareholder value. The purpose of the Plan is to provide an incentive to key management employees and others providing personal services to the Company to maximize the valuation of the Company and to provide continuity of management in connection with the period prior to a potential change in control of the Company.

Participants in the Plan will be eligible to receive a cash bonus from the Company or its successor upon consummation of a change in control, subject to certain conditions, including the following: (i) the closing date of the change in control must occur prior to October 23, 2009 or a later date designated by the Plan administrator (the “Termination Date”), or the Company has entered into a definitive agreement on or before the Termination Date for a transaction that if completed, would constitute a change in control, (ii) the aggregate value paid for all of the equity or assets of the Company (including debt assumed in connection with such transaction) (the “CIC Price”) must exceed $125,000,000, and (iii) the participant must be continuously employed by the Company until the closing date of the change in control. The bonus pool to be established under the Plan will equal 1.5% of CIC Price and the aggregate amount of all bonuses cannot exceed the bonus pool. The Plan administrator is not required to award the entire bonus pool to the participants.

The amount of the bonus payable to each participant may range from 0% to 200% of base salary, determined by the Plan administrator in its sole and absolute discretion based upon, among other things, the participant’s contribution to the closing of a change in control transaction. Participants in the Plan include all of the Company’s current executive officers (David P. Anastasi, President and Chief Executive Officer, Peter Papano, Chief Financial Officer and Treasurer, Paul M. Yantus, Executive Vice President of Marketing and Product Development, and Douglas F. Anderson, Senior Vice President of Global Field Operations) as well as certain other members of management.

The bonuses, if any, will be paid in two installments. Two thirds of each bonus will be paid on closing of the change in control transaction and the remaining third of each bonus will be paid six months after the closing date, as long as the participant remains employed through that date. If the participant’s employment is terminated by the Company for cause or the participant terminates his or her employment other than for good reason after closing, but prior to the second payment date of the bonus, the participant will forfeit any portion of the remaining bonus. If the participant’s employment is terminated by the Company for any other reason prior to the second payment date of the bonus, the participant will receive the full amount of the remaining bonus.

The Plan is an unfunded plan and any benefits provided for in the Plan will be paid from the general assets of the Company. The Board has the absolute and unconditional right to amend or terminate the Plan. The Plan will automatically terminate on the Termination Date, if the closing date of the change in control has not occurred on or before the Termination Date.

The foregoing summary is qualified in its entirety by reference to the full text of the Plan attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Captaris, Inc. Management Incentive Retention Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTARIS, INC.

Date: April 29, 2008	By:	/s/ Peter Papano
		Name:	Peter Papano
		Title:	Chief Financial Officer